EXHIBIT 4.2

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of April 4, 2025, by and among Battery Acquisition Corp, a Cayman Islands exempted company (“BFAC”), Classover Holdings, Inc., a Delaware corporation (“Pubco”), and Continental Stock Transfer & Trust Company (the “Warrant Agent”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, BFAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of December 14, 2021, filed with the United States Securities and Exchange Commission on December 20, 2021 (including all Exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, BFAC has issued and sold 17,250,000 warrants as part of the units sold to public investors in a public offering (the “Warrants”) to purchase BFAC Class A Ordinary Shares, with each whole Warrant being exercisable for one BFAC Class A Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, BFAC, Pubco, BFAC Merger Sub 1, Corp., a Delaware corporation (“Merger Sub 1”), BFAC Merger Sub 2, Corp., a Delaware corporation (“Merger Sub 2”), and Class Over Inc., a Delaware corporation, entered into that certain Business Combination Agreement, dated as of May 12, 2024 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, upon the closing of the Business Combination (the “Closing”), Merger Sub 1 will merge with and into BFAC (the “Reorganization Merger”), with BFAC being the surviving corporation of the Reorganization Merger and becoming a wholly-owned subsidiary of Pubco, and then, immediately following the consummation of the Reorganization Merger, Merger Sub 2 will merge with and into Class Over (the “Acquisition Merger”, and together with the Reorganization Merger the “Mergers”), with Class Over being the surviving corporation of the Acquisition Merger and becoming a wholly-owned subsidiary of;

WHEREAS, at the effective time of the Mergers, each whole Warrant that is outstanding immediately prior to the effective time of the Mergers shall be converted into a warrant to purchase one share of Pubco Class B Common Stock (“Pubco Warrants”), with each such warrant subject to substantially the same terms and conditions applicable to the BFAC Warrants prior to such conversion;

WHEREAS, as contemplated by Section 4.4 of the Existing Warrant Agreement, the Warrants are no longer exercisable for BFAC Class A Ordinary Shares but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for shares of Pubco Class B Common Stock;

WHEREAS, the BFAC Board has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, Pubco has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated hereby (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for shares of Pubco Class B Common Stock on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

WHEREAS, BFAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to Pubco and Pubco wishes to accept such assignment; and

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WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that BFAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder (as such term is defined in the Existing Warrant Agreement) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as BFAC and the Warrant Agent may deem necessary or desirable and that BFAC and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders (as such term is defined in the Existing Warrant Agreement) of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT

Section 1.1 Assignment and Assumption. BFAC hereby assigns to Pubco all of BFAC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and Pubco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of BFAC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Reorganization Merger and conditioned on the occurrence of the Closing. As a result of the preceding sentence, effective immediately following the completion of the Reorganization Merger and Closing of the Business Combination, each Warrant shall automatically cease to represent a right to acquire BFAC Class A Ordinary Shares and shall instead represent a right to acquire Pubco Class B Common Stock. Pubco consents to payment of the Warrant Price (as defined in the Existing Warrant Agreement) upon an exercise of such warrants for Pubco Class B Common Stock in accordance with the terms of the Existing Warrant Agreement.

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by BFAC to Pubco pursuant to Section 1.1 hereof effective immediately following the completion of the Mergers and conditioned on the occurrence of the Closing, and the assumption of the Existing Warrant Agreement by Pubco from BFAC pursuant to Section 1.1 hereof effective immediately upon the completion of the Mergers and conditioned on the occurrence of the Closing, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Mergers, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

ARTICLE II

AMENDMENT OF EXISTING WARRANT AGREEMENT

BFAC and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Mergers and conditioned on the occurrence of the Closing, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders (as such term is defined in the Existing Warrant Agreement).

Section 2.1 Preamble. All references to “Battery Future Acquisition Corp, a Cayman Islands exempted company” in the Existing Warrant Agreement shall refer instead to “Classover Holdings, Inc., a Delaware corporation”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Classover Holdings, Inc. rather than to Battery Future Acquisition Corp.

Section 2.2 Reference to Pubco Class B Common Stock. All references to “Class A ordinary shares” and “$0.0001 par value” in the Existing Warrant Agreement shall refer instead to “Class B common stock” and “with a par value of $0.0001 per share”, respectively. As a result thereof, all references to “Ordinary Shares” in the Existing Warrant Agreement shall be references to Pubco Class B Common Stock rather than to BFAC Class A Ordinary Shares.

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Section 2.3 Notice. The address for notices to Pubco set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

450 7th Avenue, Suite 905

New York, New York 10123

Attention: Hui Luo (Stephanie)

E-mail: sluo@classover.com

Section 2.4 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Section 2.5 Transfer of Warrants Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Domestication Merger and the Closing.

Section 3.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders.

Section 3.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.6 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

BATTERY FUTURE ACQUISITION CORP

By:	/s/ Fanghan Sui
Name: Fanghan Sui
Title: CEO

CLASSOVER HOLDINGS, INC.

By:	/s/ Fanghan Sui
Name: Fanghan Sui
Title: CEO

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

[Signature Page to Warrant Assumption Agreement]

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